Exhibit 99.1
FOR IMMEDIATE RELEASE

SABRA REPORTS SECOND QUARTER 2013 RESULTS AND DECLARES QUARTERLY DIVIDENDS; AMENDS AND EXPANDS REVOLVING CREDIT FACILITY; AGREES TO TERMS ON A NEW PIPELINE AGREEMENT; REAFFIRMS 2013 GUIDANCE

IRVINE, CA, July 31, 2013 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (NASDAQ:SBRA) today announced results of operations for the second quarter of 2013, a new pipeline agreement and reaffirmed its 2013 guidance.
RECENT HIGHLIGHTS

•
For the second quarter of 2013, FFO, Normalized FFO, AFFO, Normalized AFFO and net (loss) income attributable to common stockholders per diluted common share were $0.13, $0.41, $0.15, $0.41 and $(0.09), respectively, compared to $0.36, $0.37, $0.42, $0.42 and $0.16, respectively, for the second quarter of 2012. FFO and AFFO were normalized to eliminate the impact of non-recurring expenses associated with our capital raising activities.

•
During the second quarter, we originated a $12.4 million mezzanine loan to an entity having a portfolio of twelve skilled nursing facilities. The mezzanine loan has an 18-month term with an option to extend the maturity an additional six months and bears interest at a fixed rate of 12.0% per annum. We also have an option to purchase up to $50.0 million of properties within the portfolio.

•	During the second quarter, we purchased a 32-unit assisted living facility located in Woodstock, Virginia for $6.2 million.

•
During the second quarter, we completed an underwritten public offering of $200 million aggregate principal amount of 5.375% senior unsecured notes due in 2023 (the “2023 Notes”). The notes were sold at par, resulting in gross proceeds of $200.0 million and net proceeds of approximately $194.9 million after deducting commissions and expenses.

•
During the second quarter, we redeemed $113.8 million of the $325 million aggregate principal amount outstanding of 8.125% senior unsecured notes (the “2018 Notes”), representing 35% of the aggregate principal amount of the 2018 Notes outstanding. The 2018 Notes were redeemed at a redemption price of 108.125% of the principal amount redeemed, plus accrued and unpaid interest up to the redemption date.

•
On July 29, 2013, we agreed to terms on a non-binding term sheet with Meridian Realty Advisors ("Meridian") to acquire newly constructed senior housing, memory care and skilled nursing properties with an estimated aggregate cost of $100.0 million.

•
On July 29, 2013, we amended and restated our secured revolving credit facility to increase our borrowing capacity to $375.0 million, improve pricing terms and include an accordion feature that allows us to increase the borrowing availability up to $600.0 million, subject to terms and conditions.

•	With our 2013 capital raising activities (inclusive of the $100.0 million available under our ATM program), our total potential capital for acquisitions increased to over $550.0 million.

•
On July 31, 2013, our board of directors declared a quarterly cash dividend of $0.34 per share of common stock. The dividend will be paid on August 30, 2013 to common stockholders of record as of the close of business on August 15, 2013.

•
Also on July 31, 2013, our board of directors declared a quarterly cash dividend of $0.4453125 per share of Series A Preferred Stock. The dividend will be paid on August 30, 2013 to preferred stockholders of record as of the close of business on August 15, 2013.

1

Commenting on the second quarter results, Rick Matros, CEO and Chairman, said, “Although deal activity was light for the quarter, our pipeline showed an increase in activity by the end of the quarter and continues to be healthy at approximately $300.0 million, comprised of approximately 65% senior housing assets and 35% skilled nursing/post-acute assets. We expect to hit our targeted range of investments for 2013 and we reaffirm our guidance as well, which excludes the impact of future investment activity. The operating statistics of our tenants were strong this quarter. Skilled nursing/post-acute EBITDARM and EBITDAR rent coverages were up over second quarter of 2012 for the first time since the 2011 Centers for Medicare & Medicaid Services ("CMS") rate changes both for our total portfolio and on a same store basis. Our stabilized senior housing portfolio EBITDARM and EBITDAR rent coverages improved on a same store basis for the quarter. Skilled mix was slightly down 50 basis points for the quarter compared to the second quarter of 2012, which was the narrowest year-over-year margin we have seen in two years. However, skilled mix was up sequentially for the first time since the CMS changes in 2011 and hospital observation days began to significantly impact skilled mix, increasing 180 basis points to 38.3%. Occupancy for the skilled nursing/post-acute portfolio was down 80 basis points year over year while our senior housing portfolio was up 320 basis points year over year. We expect to see rent coverage continue to improve particularly in the Genesis portfolio as a result of the realization of synergies, the unexpected mitigation of sequestration, and improving skilled mix. We also expect to announce additional development programs, primarily in assisted living and memory care asset classes.”
Performance for the Second Quarter of 2013
During the second quarter of 2013:

•	We recognized revenues of $32.3 million compared to $25.1 million during the second quarter of 2012.

•
We recognized Normalized FFO and Normalized AFFO of $15.6 million each ($0.41 per diluted common share) compared to Normalized FFO of $13.7 million ($0.37 per diluted common share) and Normalized AFFO of $15.7 million ($0.42 per diluted common share) for the same period in 2012. FFO and AFFO were normalized to eliminate the impact of non-recurring expenses associated with our capital raising activities.

•
We recognized one-time costs totaling $9.8 million due to the payment of redemption premiums and write-offs of deferred financing costs and issuance premiums related to the $113.8 million partial redemption of our 2018 Notes. In addition, we incurred $0.8 million of interest from May 23, 2013 (the date 2023 Notes were issued) to June 24, 2013 (the date that $113.8 million in aggregate principal amount of the outstanding 2018 Notes were redeemed) related to the $113.8 million of redeemed 2018 Notes.

•
FFO and AFFO were $5.0 million ($0.13 per diluted common share) and $5.6 million ($0.15 per diluted common share), respectively, compared to FFO and AFFO of $13.5 million ($0.36 per diluted common share) and $15.7 million ($0.42 per diluted common share), respectively, for the same period in 2012.

•
Net loss attributable to common stockholders was $(3.2) million ($(0.09) per diluted common share), compared to net income attributable to common stockholders of $5.9 million ($0.16 per diluted common share) for the same period in 2012.

•
We generated $1.4 million of cash from operating activities, down from $7.6 million during the same period of 2012, primarily as a result of the payment of a $9.3 million redemption premium related to the $113.8 million partial redemption of our 2018 Notes.

•	EBITDARM Coverage and EBITDAR Coverage for our consolidated portfolio were 1.68x and 1.26x, respectively.
Meridian Pipeline Agreement
On July 29, 2013, we agreed to terms on a non-binding term sheet (the "Term Sheet") on a forward purchase program with Meridian (the "Meridian Pipeline Agreement"), to acquire newly constructed senior housing, memory care and skilled nursing properties to be developed by Meridian. The Term Sheet provides for the acquisition of, as well as certain interim capital commitments for, up to ten facilities with an estimated aggregate cost of $100.0 million through 2015, consisting of senior housing, memory care and skilled nursing facilities. Under the Term Sheet, Meridian will identify and develop the properties, we will contribute preferred equity capital and will have the option to purchase the facilities upon stabilization. The preferred equity investments will earn an annual 15% preferred rate of return, which will accrue on a quarterly compounding basis with payment of the preferred return deferred until the earlier of the closing under the purchase option, the exercise of Meridian's call option, the exercise of our put option or the sale of the property. Should we exercise our purchase option on a facility, we would expect to lease the facility to Meridian under a long-term, triple net lease with an initial cash yield 7.5% to 9.0% depending on the type of facility.The Term Sheet is non-binding and is subject to the parties' negotiation of final terms, which is expected to be completed during the third quarter of 2013.
Meridian, founded in 1994, is a developer and operator of healthcare facilities primarily in the South and Southwestern United States. Meridian's management team has significant experience in real estate investment and development with a focus on seniors housing and healthcare related products and has a long proven track record of producing consistent value for its

2

investment partners. Meridian has acquired, developed and operated over 6.5 million square feet of real estate over its 20 year history. Meridian is currently pursuing the development of next generation senior living and aged care facilities and providing a superior level of care for their growing population of seniors.
Commenting on the Meridian Pipeline Agreement, Mr. Matros said, "We've developed a long-standing relationship with the Meridian team having done repeat deals with them, and we look forward to entering into the new forward purchase program with Meridian and continuing our long-term relationship."
Amended and Restated Revolving Credit Facility
On July 29, 2013, we entered into an amended and restated secured revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility increases our borrowing capacity to $375.0 million, of which $286.5 million was available for borrowing as of July 29, 2013. The Revolving Credit Facility also includes an accordion feature that allows us to increase the borrowing availability up to $600.0 million, subject to terms and conditions. While our prior revolving credit facility was secured by mortgages on certain of our real estate assets, the Revolving Credit Facility is secured by pledges of equity by our wholly-owned subsidiaries that own certain of our real estate assets.  This feature provides us with increased flexibility to increase the available borrowings under the Revolving Credit Facility.
The Revolving Credit Facility has a maturity date of July 29, 2016, and includes a one year extension option. Borrowings under the Revolving Credit Facility bear interest on the outstanding principal amount at a rate equal to, at our option, LIBOR plus 2.50% - 3.50% or a Base Rate (as defined in the Revolving Credit Facility) plus 1.50% - 2.50%. The actual interest rate within the applicable range is determined based on our then applicable Consolidated Leverage Ratio (as defined in the Revolving Credit Facility) and represents a 50 basis point reduction from the pricing under our prior agreement. In addition, the Revolving Credit Facility includes a facility fee equal to between 0.35% and 0.50% per annum based on the amount of unused borrowings under the Revolving Credit Facility.
Commenting on the Revolving Credit Facility, Mr. Matros said, "With the expansion of our revolver, which is structurally improved and carries a lower cost, we now have access to over $550 million of capital to deploy, including our ATM which has yet to be activated. We have been successful these past months taking advantage of robust capital markets to materially lower our cost of capital. This positions us to grow over the next couple of years at which point when we do need to access the capital markets, we expect to be a larger, more diversified company and be less dependent on a hot market to access good rates."
Issuance of 2023 Notes
On May 23, 2013, we, through the Operating Partnership and Sabra Capital Corporation (the “Issuers”), completed an underwritten public offering of $200 million aggregate principal amount of 5.375% senior unsecured notes pursuant to an indenture, dated May 23, 2013 (the “2023 Notes Indenture”). The 2023 Notes were sold at par, resulting in gross proceeds of $200.0 million and net proceeds of approximately $194.9 million after deducting commissions and expenses. The 2023 Notes mature on June 1, 2023 assuming they are not redeemed by us prior to that time in accordance with the terms of the 2023 Notes Indenture.
Partial Redemption of 2018 Notes
On June 24, 2013, pursuant to the terms of the indenture (the “2018 Notes Indenture”) governing the Issuers' 8.125% senior unsecured notes, the Issuers redeemed $113.8 million of the outstanding 2018 Notes, representing 35% of the aggregate principal amount of the 2018 Notes outstanding. The 2018 Notes were redeemed at a redemption price of 108.125% of the principal amount redeemed, plus accrued and unpaid interest up to the redemption date. The redemption resulted in approximately $9.8 million of redemption related costs and write-offs, including $9.3 million in payments made to bondholders for early redemption and $0.5 million of write-offs associated with unamortized deferred financing and premium costs.
LIQUIDITY
As of June 30, 2013, we had approximately $286.7 million in liquidity, consisting of unrestricted cash and cash equivalents of $92.8 million and available borrowings of $194.0 million under our then-existing secured revolving credit facility. Subsequent to June 30, 2013, we entered into the amended and restated Revolving Credit Facility, under which $286.5 million was available for borrowing as of July 29, 2013. As of June 30, 2013, we also had $100.0 million in available capacity under our ATM Program. Including the increase in borrowing capacity from the Revolving Credit Facility, our available liquidity totals $379.3 million.

3

CONFERENCE CALL AND COMPANY INFORMATION
A conference call to discuss the 2013 second quarter results will be held on August 1, 2013 at 10:00am Pacific Time. The dial in number for the conference call is (888) 427-9411 and the participant code is “Sabra.” A replay of the call will also be available immediately following the call and for 30 days, ending on August 31, 2013, by dialing (888) 203-1112, and using pass code 7255918. The Company’s supplemental information package for the second quarter will also be available on the Company’s website in the “Investor Relations” section.
ABOUT SABRA
Sabra Health Care REIT, Inc. (NASDAQ:SBRA), a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States. As of June 30, 2013, Sabra’s portfolio included 120 real estate properties held for investment and leased to operators/tenants under triple-net lease agreements (consisting of (i) 96 skilled nursing/post-acute facilities, (ii) 23 senior housing facilities, and (iii) one acute care hospital), three mortgage loan investments, two preferred equity investments and one mezzanine loan investment. As of June 30, 2013, Sabra’s real estate properties were located in 27 states and included 12,414 licensed beds.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding our expectations concerning our acquisition pipeline, future development programs, the Meridian Pipeline Agreement, our capital needs and our outlook for the full year 2013.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: our dependence on Genesis HealthCare LLC ("Genesis"), the parent company of Sun Healthcare Group, Inc., until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; changes in general economic conditions and volatility in financial and credit markets; the dependence of our tenants on reimbursement from governmental and other third-party payors; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; our ability to raise capital through equity financings; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; our ability to maintain our status as a REIT; compliance with REIT requirements and certain tax matters related to our status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. In addition, the Term Sheet is non-binding and is subject to the parties' negotiation of final terms. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.
TENANT INFORMATION
This release includes information regarding each of our tenants that lease properties from us. The information related to our tenants that is provided in this release has been provided by the tenants. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.

4

NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: EBITDA, Adjusted EBITDA, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted share, Normalized FFO per diluted share, AFFO per diluted share and Normalized AFFO per diluted share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Definitions of Non-GAAP Financial Measures” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included under “Reconciliations of EBITDA, Adjusted EBITDA, Funds from Operations (FFO), Normalized FFO, Adjusted Funds from Operations (AFFO) and Normalized AFFO” in this release.
CONTACT
Investor & Media Inquiries: (949) 679-0410

5

 SABRA HEALTH CARE REIT, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$32,275	$25,117	$64,297	$48,844
EBITDA	$17,703	$21,378	$45,508	$40,784
Adjusted EBITDA	$28,853	$21,628	$56,158	$41,034
Net (loss) income attributable to common stockholders	$(3,185)	$5,923	$6,068	$10,328
FFO	$5,037	$13,480	$22,536	$25,188
Normalized FFO	$15,557	$13,730	$33,056	$25,438
AFFO	$5,644	$15,665	$22,203	$29,660
Normalized AFFO	$15,656	$15,665	$32,215	$29,660
Per common share data:
Diluted EPS	$(0.09)	$0.16	$0.16	$0.28
Diluted FFO	$0.13	$0.36	$0.60	$0.68
Diluted Normalized FFO	$0.41	$0.37	$0.87	$0.69
Diluted AFFO	$0.15	$0.42	$0.58	$0.79
Diluted Normalized AFFO	$0.41	$0.42	$0.84	$0.79
Weighted-average number of common shares outstanding, diluted:
EPS	37,357,112	37,191,687	37,789,804	37,119,005
FFO and Normalized FFO	37,834,496	37,191,687	37,789,804	37,119,005
AFFO and Normalized AFFO	38,190,891	37,538,337	38,125,087	37,472,281
Net cash flow from operations	$1,383	$7,623	$22,986	$24,087
	June 30, 2013	December 31, 2012
Real Estate Portfolio
Total Equity Investments (#)	120	119
Total Equity Investments, gross ($)	$962,648	$956,360
Total Licensed Beds/Units	12,414	12,382
Weighted Average Remaining Lease Term (in months)	128	132
Total Debt Investments (#)	4	2
Total Debt Investments, gross ($) (1)	$37,709	$12,022
Total Preferred Equity Investments (#)	2	—
Total Preferred Equity Investments, gross ($)	$5,376	$—

	Three Months Ended June 30, 2013	Twelve Months Ended June 30, 2013
EBITDARM Coverage (2)	1.68x	1.74x
EBITDAR Coverage (2)	1.26x	1.31x
	June 30, 2013	December 31, 2012
Debt
Book Value
Fixed Rate Debt	$500,490	$425,039
Variable Rate Debt	57,311	150,449
Total Debt	$557,801	$575,488
Weighted Average Effective Rate
Fixed Rate Debt	6.16%	7.01%
Variable Rate Debt	5.00%	4.21%
Total Debt	6.04%	6.28%

% of Total
Fixed Rate Debt	89.7%	73.9%
Variable Rate Debt	10.3%	26.1%
Total Debt	100.0%	100.0%
Availability Under Credit Facility(3):	$286,500	$109,130
Available Liquidity (Unrestricted Cash and Availability Under Credit Facility) (3)	$379,270	$126,231

(1) Total Debt Investments, gross consists of principal of $37.5 million plus capitalized origination fees of $0.2 million.
(2) EBITDARM and EBITDAR and related coverages for facilities with new tenants/operators are only included in periods subsequent to our acquisition of the facilities and exclude the impact of strategic disposition candidates. All facility financial performance data are presented one quarter in arrears.
(3) Availability Under Credit Facility as of June 30, 2013 is based on the availability under the Revolving Credit Facility entered into on July 29, 2013. The Revolving Credit Facility increases our borrowing capacity to $375.0 million, of which $286.5 million was available for borrowing as of July 29, 2013.

6

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental income	$31,518	$24,820	$62,993	$48,483
Interest and other income	757	297	1,304	361

Total revenues	32,275	25,117	64,297	48,844

Expenses:
Depreciation and amortization	8,222	7,557	16,468	14,860
Interest	10,143	7,898	20,145	15,596
General and administrative	3,422	3,489	8,139	7,810

Total expenses	21,787	18,944	44,752	38,266

Other income (expense):
Loss on extinguishment of debt	(9,750)	(250)	(9,750)	(250)
Other income (expense)	(1,400)	—	(900)	—

Total other income (expense)	(11,150)	(250)	(10,650)	(250)

Net (loss) income	(662)	5,923	8,895	10,328

Preferred stock dividends	(2,523)	—	(2,827)	—

Net (loss) income attributable to common stockholders	$(3,185)	$5,923	$6,068	$10,328

Net (loss) income attributable to common stockholders, per:

Basic common share	$(0.09)	$0.16	$0.16	$0.28

Diluted common share	$(0.09)	$0.16	$0.16	$0.28

Weighted-average number of common shares outstanding, basic	37,357,112	37,147,942	37,321,813	37,092,683

Weighted-average number of common shares outstanding, diluted	37,357,112	37,191,687	37,789,804	37,119,005

7

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2013	December 31, 2012

Assets
Real estate investments, net of accumulated depreciation of $145,674 and $129,479 as of June 30, 2013 and December 31, 2012, respectively	$817,228	$827,135
Loans receivable and other investments, net	43,069	12,017
Cash and cash equivalents	92,770	17,101
Restricted cash	5,737	4,589
Deferred tax assets	24,212	24,212
Assets held for sale, net	—	2,215
Prepaid expenses, deferred financing costs and other assets	39,083	29,613
Total assets	$1,022,099	$916,882
Liabilities and stockholders’ equity
Mortgage notes	$143,129	$152,322
Secured revolving credit facility	—	92,500
Senior unsecured notes	414,672	330,666
Accounts payable and accrued liabilities	14,519	11,694
Tax liability	24,212	24,212
Total liabilities	596,532	611,394
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, 5,750,000 and zero shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	58	—
Common stock, $.01 par value; 125,000,000 shares authorized, 37,333,943 and 37,099,209 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	373	371
Additional paid-in capital	493,479	353,861
Cumulative distributions in excess of net income	(68,343)	(48,744)
Total stockholders’ equity	425,567	305,488
Total liabilities and stockholders’ equity	$1,022,099	$916,882

8

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$8,895	$10,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,468	14,860
Non-cash interest income adjustments	12	9
Amortization of deferred financing costs	1,589	1,197
Stock-based compensation expense	3,933	3,842
Amortization of premium	(401)	(8)
Loss on extinguishment of debt	508	250
Straight-line rental income adjustments	(7,300)	(1,690)
Change in fair value of contingent consideration	900	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,563)	(779)
Accounts payable and accrued liabilities	1,877	(1,914)
Restricted cash	(1,932)	(2,008)

Net cash provided by operating activities	22,986	24,087

Cash flows from investing activities:
Acquisitions of real estate	(6,175)	(55,550)
Origination of loans receivable	(25,244)	(21,176)
Preferred equity investment	(5,144)	—
Additions to real estate	(226)	(730)
Net proceeds from the sale of real estate	2,208	—

Net cash used in investing activities	(34,581)	(77,456)

Cash flows from financing activities:
Proceeds from issuance of senior unsecured notes	200,000	—
Principal payments on senior unsecured notes	(113,750)	—
Proceeds from secured revolving credit facility	—	42,500
Payments on secured revolving credit facility	(92,500)	—
Proceeds from mortgage notes	—	21,947
Principal payments on mortgage notes	(9,193)	(22,464)
Payments of deferred financing costs	(5,378)	(3,435)
Issuance of preferred stock	138,345	—
Issuance of common stock	(2,851)	144
Dividends paid on common and preferred stock	(27,409)	(24,463)

Net cash provided by financing activities	87,264	14,229

Net increase (decrease) in cash and cash equivalents	75,669	(39,140)
Cash and cash equivalents, beginning of period	17,101	42,250

Cash and cash equivalents, end of period	$92,770	$3,110

Supplemental disclosure of cash flow information:
Interest paid	$19,839	$14,677

9

SABRA HEALTH CARE REIT, INC.
RECONCILIATIONS OF EBITDA, ADJUSTED EBITDA, FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO, ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net (loss) income	$(662)	$5,923	$8,895	$10,328
Interest expense	10,143	7,898	20,145	15,596
Depreciation and amortization	8,222	7,557	16,468	14,860
EBITDA	$17,703	$21,378	$45,508	$40,784

Loss on extinguishment of debt	9,750	250	9,750	250
Change in fair value of contingent consideration	1,400	—	900	—
Adjusted EBITDA	$28,853	$21,628	$56,158	$41,034

Net (loss) income attributable to common stockholders	$(3,185)	$5,923	$6,068	$10,328
Add:
Depreciation of real estate assets	8,222	7,557	16,468	14,860
Funds from Operations (FFO)	$5,037	$13,480	$22,536	$25,188

Loss on extinguishment of debt	9,750	250	9,750	250
Additional interest on 2018 Notes	770	—	770	—
Normalized FFO	$15,557	$13,730	$33,056	$25,438

FFO	$5,037	$13,480	$22,536	$25,188
Acquisition pursuit costs	229	381	426	872
Stock-based compensation expense	1,459	1,639	3,933	3,842
Straight-line rental income adjustments	(3,617)	(721)	(7,300)	(1,690)
Amortization of deferred financing costs	823	631	1,589	1,197
Amortization of debt premiums	(202)	(4)	(401)	(8)
Change in fair value of contingent consideration	1,400	—	900	—
Non-cash portion of loss on extinguishment of debt	508	250	508	250
Non-cash interest income adjustments	7	9	12	9
Adjusted Funds from Operations (AFFO)	$5,644	$15,665	$22,203	$29,660

Cash portion of loss on extinguishment of debt	9,242	—	9,242	—
Additional interest on 2018 Notes	770	—	770	—
Normalized AFFO	$15,656	$15,665	$32,215	$29,660

Net (loss) income per diluted common share	$(0.09)	$0.16	$0.16	$0.28

FFO per diluted common share	$0.13	$0.36	$0.60	$0.68

Normalized FFO per diluted common share	$0.41	$0.37	$0.87	$0.69

AFFO per diluted common share	$0.15	$0.42	$0.58	$0.79

Normalized AFFO per diluted common share	$0.41	$0.42	$0.84	$0.79

Weighted average number of common shares outstanding, diluted:
Net (loss) income	37,357,112	37,191,687	37,789,804	37,119,005
FFO and Normalized FFO	37,834,496	37,191,687	37,789,804	37,119,005
AFFO and Normalized AFFO	38,190,891	37,538,337	38,125,087	37,472,281

10

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

This press release includes the non-GAAP financial measures of Adjusted EBITDA, FFO, Normalized FFO, AFFO, Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share, which are reconciled to net income attributable to common stockholders, which we believe is the most comparable GAAP measure. We believe that the use of FFO, AFFO, Normalized FFO and Normalized AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.
Adjusted EBITDA. The Company uses EBITDA (defined below), adjusted to exclude losses on extinguishment of debt and changes in fair value of contingent consideration ("Adjusted EBITDA"), a non-GAAP financial measure, as a measure of operating performance. By excluding interest expense and losses on extinguishment of debt, Adjusted EBITDA allows investors to measure the Company’s operating performance independent of its capital structure and indebtedness and, therefore, allows for a more meaningful comparison of its operating performance between quarters as well as annual periods and to compare its operating performance to that of other companies, both in the real estate industry and in other industries. The Company believes investors should consider Adjusted EBITDA in conjunction with net income attributable to common stockholders (the primary measure of the Company’s performance) and the other required GAAP measures of its performance, to improve their understanding of the Company’s operating results, and to make more meaningful comparisons of its performance between periods and against other companies. Adjusted EBITDA has limitations as an analytical tool and should be used in conjunction with the Company’s required GAAP presentations. Adjusted EBITDA does not reflect the Company’s historical cash expenditures or future cash requirements for capital expenditures or contractual commitments. Adjusted EBITDA does not represent net income, net income attributable to common stockholders or cash flow from operations as defined by GAAP and it should not be considered as an alternative to those indicators in evaluating operating performance or liquidity. Further, the Company’s computation of Adjusted EBITDA may not be comparable to similar measures reported by other companies.
EBITDA. The real estate industry uses earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, as a measure of both operating performance and liquidity. The Company uses EBITDA to measure both its operating performance and liquidity. By excluding interest expense, EBITDA allows investors to measure the Company’s operating performance independent of its capital structure and indebtedness and, therefore, allows for a more meaningful comparison of its operating performance between quarters as well as annual periods and to compare its operating performance to that of other companies, both in the real estate industry and in other industries. As a liquidity measure, the Company believes that EBITDA helps investors analyze the Company’s ability to meet its interest payments on outstanding debt. The Company believes investors should consider EBITDA in conjunction with net income attributable to common stockholders (the primary measure of the Company’s performance) and the other required GAAP measures of its performance and liquidity, to improve their understanding of the Company’s operating results and liquidity, and to make more meaningful comparisons of its performance between periods and against other companies. EBITDA has limitations as an analytical tool and should be used in conjunction with the Company’s required GAAP presentations. EBITDA does not reflect the Company’s historical cash expenditures or future cash requirements for capital expenditures or contractual commitments. While EBITDA is a relevant and widely used measure of operating performance and liquidity, it does not represent net income, net income attributable to common stockholders or cash flow from operations as defined by GAAP and it should not be considered as an alternative to those indicators in evaluating operating performance or liquidity. Further, the Company’s computation of EBITDA may not be comparable to similar measures reported by other companies.
EBITDAR. Earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) for a particular facility accruing to the operator/tenant of the property (not the Company) for the period presented. The Company uses EBITDAR in determining EBITDAR Coverage. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company receives EBITDAR and other information from its operators/tenants and relevant guarantors and utilizes EBITDAR as a supplemental measure of their ability to generate sufficient liquidity to meet related obligations to the Company. All facility and tenant financial performance data is derived solely from information provided by operators/tenants and relevant guarantors without independent verification by the Company and is presented one quarter in arrears. The Company includes EBITDAR with respect to a property if the property was operated at any time during the period presented subject to a lease with the Company. EBITDAR for facilities with new tenants/operators are only included in periods subsequent to the Company's acquisition of the facilities. EBITDAR excludes the impact of strategic disposition candidates and facilities held for sale.
EBITDAR Coverage. EBITDAR for the trailing 3 and 12 month periods prior to and including the period presented divided by the same period cash rent for all of our facilities. EBITDAR Coverage is a supplemental measure of an operator/tenant's ability to meet their cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR. All facility and tenant data are derived solely from information provided by operators/tenants and relevant guarantors without independent verification by the Company. All such data is presented one quarter in arrears and excludes the impact of strategic disposition candidates and facilities held for sale.
EBITDARM. Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. The usefulness of EBITDARM is limited by the same factors that limit the usefulness of EBITDAR. Together with EBITDAR, the Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which vary based on operator/tenant and its operating structure. All facility financial performance data is derived solely from information provided by operators/tenants and relevant guarantors without independent verification by the Company. All such data is presented one quarter in arrears.

11

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

The Company includes EBITDARM for a property if it was operated at any time during the period presented subject to a lease with the Company. EBITDARM for facilities with new tenants/operators are only included in periods subsequent to our acquisition of the facilities. EBITDARM excludes the impact of strategic disposition candidates and facilities held for sale.
EBITDARM Coverage. EBITDARM for the trailing 3 and 12 month periods prior to and including the period presented divided by the same period cash rent. EBITDARM coverage is a supplemental measure of a property's ability to generate cash flows for the operator/tenant (not the Company) to meet the operator's/tenant's related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. All facility data is derived solely from information provided by operators/tenants and relevant guarantors without independent verification by the Company. All such data is presented one quarter in arrears and excludes the impact of strategic disposition candidates and facilities held for sale.
Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”). The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. The Company also believes that Funds From Operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and Adjusted Funds from Operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. AFFO is defined as FFO excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and non-cash interest income adjustments), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts and premiums) and acquisition pursuit costs. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of operating results of real estate investment trusts among investors and makes comparisons of operating results among such companies more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for AFFO, by excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and non-cash interest income adjustments), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts and premiums) and acquisition pursuit costs, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than the Company.
Normalized FFO and AFFO. Normalized FFO represents FFO adjusted for non-recurring income and expenses. Normalized AFFO represents AFFO adjusted for one-time start-up costs and non-recurring income and expenses. The Company considers normalized FFO and AFFO to be a useful measure to evaluate the Company’s operating results excluding start-up costs and non-recurring income and expenses. Normalized FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor does it purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of normalized FFO and AFFO may not be comparable to normalized FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FFO and AFFO or normalized FFO and normalized AFFO differently from the Company.

12